EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING UNITS OF INTERESTS AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE FUND’S
TENDER OFFER.

May 3, 2010

Dear Wells Fargo Multi-Strategy 100 Master Fund I, LLC Member:

We are writing to inform you of important dates relating to a tender offer by Wells Fargo Multi-Strategy 100 Master Fund I, LLC (the “Fund”).  If you are not interested in having the Fund repurchase your outstanding units of interest or a portion of your interest in the Fund (“Interest”) as of June 30, please disregard this notice and take no action.

The tender offer period begins on May 3, 2010 and will end at 12:00 midnight, Eastern Time, on May 28 2010, at which point the Offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests.  Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by PNC Global Investment Servicing (U.S.) Inc. (“PNC”) no later than May 28, 2010.  If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF JUNE 30, 2010.

If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to Wells Fargo Multi-Strategy 100 Master Fund I, LLC, c/o Wells Fargo at P.O. Box 9804, Providence, RI 02940-9814, Attention: Tender Offer Administrator; or (ii) fax it to PNC at (508) 599-7836, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on May 28, 2010 (if the member chooses to fax the Letter of Transmittal, please deliver an original, executed copy promptly thereafter).

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at PNC at (800) 305-0816.

Sincerely,

Wells Fargo Multi-Strategy 100 Master Fund I, LLC